Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

March 9, 2018

Talend S.A.

9, rue Pages

92150 Suresnes

France

Re:  Registration Statement on Form F-3 filed by Talend S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Talend S.A. (the “Company”), a French société anonyme, in connection with (i) the Registration Statement on Form F-3 (Registration No. 333-220740) (the “Registration Statement”), filed by the Company under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and (ii) the public offering and sale by certain selling shareholders of the Company identified in a prospectus supplement (the “Prospectus Supplement”) to the prospectus constituting a part of such Registration Statement (the “Selling Shareholders”) of up to 3,916,474 American Depositary Shares (the “ADSs”), each representing one ordinary share of the Company with a nominal value of €0.08 per share (the “Underlying Shares”). The ADSs, each representing one Underlying Share, will be resold to the public as described in the Prospectus Supplement and pursuant to the underwriting agreement entered into by and among the Company, Goldman Sachs & Co. LLC as underwriter, and the Selling Shareholders, substantially in the form filed by the Company as an exhibit to a Current Report on Form 6-K filed on the date hereof.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Underlying Shares are validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France.

This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current Report on Form 6-K filed on the date hereof by the Company and incorporated by reference into the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in each of the prospectus and Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Very truly yours,

/s/ Jones Day